Exhibit 3.2
AMENDMENT NO. 1
TO THE
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
BREITBURN ENERGY PARTNERS L.P.

This Amendment No. 1 to the Second Amended and Restated Agreement of Limited Partnership of Breitburn Energy Partners L.P., a Delaware limited partnership (the "Partnership"), dated as of July 1, 2014 (this "Amendment"), is made and entered into by BreitBurn GP, LLC, a Delaware limited liability company, as general partner of the Partnership (the "General Partner") and as the lawful agent and attorney-in-fact for and on behalf of each of the limited partners of the Partnership. Capitalized terms used herein and not otherwise defined are used as defined in the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 21, 2014 (the "LP Agreement").

W I T N E S S E T H

WHEREAS, the Partnership is a limited partnership that was formed under the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et seq., and is currently governed by the LP Agreement; and

WHEREAS, the General Partner now desires to change the name of the Partnership and amend the LP Agreement in order to effect the matters set forth herein.

NOW, THEREFORE, intending to be legally bound, the General Partner, on its own behalf and on behalf of all Limited Partners, agrees as follows:

AMENDMENT.

1.    The title of the LP Agreement shall now be the “Second Amended and Restated Agreement of Limited Partnership of Breitburn Energy Partners LP”;
2.    Section 1.1 of the LP Agreement is hereby amended by deleting the definition of “Partnership” and replacing it with the following definition:
“ ‘Partnership’ means Breitburn Energy Partners LP, a Delaware limited partnership.”;
3.    Section 2.2 of the LP Agreement is hereby amended by deleting the first sentence thereof in its entirety and replacing it with the following sentence:
“The name of the Partnership shall be “Breitburn Energy Partners LP.”; and
4.     The LP Agreement is hereby amended by deleting each reference to “BreitBurn Energy Partners L.P.” throughout the LP Agreement and replacing it with “Breitburn Energy Partners LP” in each place that such reference appears.

MISCELLANEOUS.

1.    Successors and Assigns. This Amendment shall be binding upon, and shall enure to the benefit of, each of the Partners, and its respective successors and assigns.

2.    Full Force and Effect. Except to the extent modified hereby, the LP Agreement shall remain in full force and effect.

3.    Governing Law. This Amendment shall be interpreted in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.

4.    Execution in Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the day and year first above written.

GENERAL PARTNER:

BREITBURN GP, LLC

By:	/s/ Halbert S. Washburn
Name: Halbert S. Washburn
Title: Chief Executive Officer

LIMITED PARTNERS:

ALL LIMITED PARTNERS PREVIOUSLY ADMITTED TO THE PARTNERSHIP THAT CONTINUE TO BE LIMITED PARTNERS ON THE DATE HEREOF:

By:	BreitBurn GP, LLC, as attorney-in-fact pursuant to the power of attorney granted under Section 2.6 of the LP Agreement

By:	/s/ Halbert S. Washburn
Name: Halbert S. Washburn
Title: Chief Executive Officer

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